EXHIBIT 35.1

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER’S CERTIFICATION

Re:	CCRE Commercial Mortgage Securities, L.P.

Commercial Mortgage Pass-Through Certificates, Series 2011-C2

In connection with the above-referenced transaction the undersigned officer, on behalf of Bank of America, National Association, hereby certifies that (i) a review of the Servicing activities, for the period ending December 31, 2012 and of its performance under the Pooling and Servicing Agreement dated as of December 11, 2011 has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, National Association has fulfilled all of its obligations under this agreement in all material respects throughout the aforementioned period.

Bank of America, National Association

/s/ Dean B. Roberson
Name: Dean B. Roberson
Title: Director